EXHIBIT 99.1

MATERION CORPORATION REPORTS SECOND QUARTER EARNINGS

REVISES OUTLOOK FOR THE YEAR

MAYFIELD HEIGHTS, Ohio — July 27, 2012 — Materion Corporation (NYSE:MTRN) today reported results for the second quarter 2012 and revised its earnings outlook for the year.

The Company reported net income for the quarter of $7.9 million, or $0.38 per share, diluted, on sales of $325.1 million.

SECOND QUARTER 2012 RESULTS

Sales for the second quarter were $325.1 million compared to the second quarter of 2011 quarterly sales of $424.7 million. Lower pass-through metal prices decreased sales in the second quarter of 2012 by approximately $12.3 million compared to the same period of the prior year. Net of pass-through metal impacts, sales were down by approximately 21% year over year. Weaker demand from the consumer electronics, defense and science, automotive electronics and appliance markets, offset in part by strength from the medical and energy markets, contributed to the year-over-year decline in sales.

Comparing the second quarter sequentially to the first quarter of 2012, sales were down $28.5 million or approximately 8% from $353.6 million in the first quarter. Approximately two percentage points, or $5.6 million, of the sequential decline is related to lower pass-through metal prices. While market conditions and order entry were improving as the first quarter of 2012 ended and the second quarter began, demand levels fell off as the second quarter progressed. This led to lower than expected sales levels in the quarter. While sales were lower, orders exceeded billings by approximately $24.0 million and the book-to-bill ratio was a positive 1.07 for the second quarter.

Net income for the second quarter was $7.9 million, or $0.38 per share, diluted, compared to $13.9 million, or $0.67 per share, diluted, for the second quarter of 2011 and sequentially to $6.1 million, or $0.30 per share, diluted, for the first quarter of 2012. The reduction in net income, when compared to the same quarter of the prior year is due primarily to the lower sales volume. When comparing sequentially to the first quarter, while sales were lower, diluted earnings per share increased primarily due to improved margins and lower costs. Net income for the second quarter was negatively impacted by costs related to the start-up of the beryllium pebble plant, the integration of EIS Optics Limited, which was acquired in late 2011, and the shutdown and relocation of the Company’s microelectronics packaging operations to Singapore. These factors and their costs, which were previously announced, were expected and in the aggregate totaled approximately $0.09 per share for the quarter and $0.17 per share for the year-to-date period.

For the first six months of 2012, sales were $678.7 million compared to sales of $799.5 million for the same period last year. Net pass-through metal prices were slightly higher in the first half of 2012 than the first half of 2011, which positively impacted sales by approximately $4.0 million for the first six months of 2012. For the first half of the year, net income was $14.0 million, or $0.68 per share, diluted, compared to net income of $25.7 million, or $1.23 per share, diluted, for the same period of last year.

DIVIDEND

On May 2, 2012, the Company declared the payment of a second quarter dividend in the amount of $0.075 per share, payable on June 1, 2012. The Company subsequently announced the payment of a third quarter dividend of $0.075 per share, payable on September 4, 2012 to shareholders of record on August 17, 2012. The dividend is a reflection of the Company’s continued confidence in the strength of its business, its prospects for long-term growth and its ability to continue to grow the business organically, as well as through acquisitions, while returning cash to shareholders.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies’ segment sales for the second quarter of 2012 were $221.9 million, compared to sales of $287.3 million in the second quarter of 2011. Sales for the first six months of 2012 were $463.7 million, compared to sales of $543.9 million for the same period last year. Pass-through metal prices were lower in the second quarter of 2012 when comparing to the second quarter of the prior year, resulting in a reduction in sales of approximately $10.1 million quarter over quarter. Pass-through metal prices were higher in the first half of 2012 than the first half of 2011 resulting in an increase in sales of approximately $8.5 million. Weaker demand for consumer electronics, including wireless, handset and defense, offset in part by strength in the medical market, accounted for the majority of the decline in sales in the second quarter and first half compared to the same periods of last year.

Operating profit for the second quarter of 2012 was $7.5 million, compared to an operating profit of $10.7 million for the second quarter of 2011. Operating profit year to date was $12.8 million, compared to $21.4 million for the first half of 2011. Operating profit was negatively impacted in the second quarter and year to date by the lower sales volume and a weaker product mix. In addition, costs associated with the acquisition of EIS Optics Limited and the shutdown and transfer of the microelectronic packaging operations to Singapore negatively affected operating profit in the quarter and first half. These factors totaled $1.0 million for the quarter and $1.9 million for the first half in total.

Performance Alloys

Performance Alloys’ sales for the second quarter were $72.5 million, compared to the second quarter of 2011 sales of $96.6 million. Year-to-date sales were $147.7 million compared to $181.1 million for the first half of the prior year. Pass-through metal prices negatively affected sales by $2.2 million for the quarter and $4.5 million for the first half compared to the same periods in 2011. The remainder of the decline in sales for the quarter and first half is due primarily to lower demand from the consumer electronics and telecommunications infrastructure markets.

Demand for the Company’s ToughMet® materials for applications in oil and gas, commercial aerospace, heavy equipment and plastic tooling for the second quarter and first half of 2012 remained solid.

Operating profit for the second quarter was $6.7 million, compared to an operating profit of $9.5 million in the second quarter of 2011. The operating profit for the first half of 2012 was $12.9 million, compared to an operating profit $18.2 million for the same period last year. The adverse impact of the lower sales volume and unfavorable mix were partially offset by improved yields on nickel alloys, lower expenses and improved pricing.

Beryllium and Composites

Beryllium and Composites’ sales for the second quarter of 2012 were $12.6 million, compared to second quarter 2011 sales of $17.7 million. For the first six months of the year, sales were $28.7 million compared to $31.7 million for the same period of last year. A combination of defense push outs and weaker commercial sales accounted for the majority of the decline in sales for the quarter and the year to date. Order entry rates have picked up, and sales in the second half of 2012 are currently expected to be above first half sales levels.

The operating loss for the second quarter of 2012 was $2.0 million, which compares to an operating profit of $1.1 million for the second quarter of 2011. The operating loss for the first six months of 2012 was $3.3 million, which compares to an operating profit of $1.2 million for the same period of last year. The reduction in operating profit for the second quarter and the first six months of 2012 is due to lower defense and commercial sales combined with higher operating costs. The start-up of the new beryllium pebble plant is progressing and the plant is now expected to be fully operational by the end of 2012. Output from the plant doubled in the second quarter when compared to the first quarter of 2012. Costs associated with the start-up of the plant, including the cost of higher-priced purchased material, totaled approximately $1.5 million per quarter.

Technical Materials

Technical Materials’ sales for the second quarter of 2012 were $18.1 million, compared to $23.0 million for the second quarter of 2011. Sales for the first half of the year were $38.5 million, compared to the first half of 2011 sales of $42.6 million. Sales were negatively impacted in the second quarter and first half by weaker demand from the automotive electronics market. The consumer electronics market was also weaker in the second quarter 2012.

Operating profit for the second quarter of 2012 was $2.0 million, which compares to $2.4 million for the second quarter of last year. The operating profit for the first six months of the year was $3.9 million compared to an operating profit of $4.5 million for the first half of 2011. The lower operating profit is related to the lower sales volume.

OUTLOOK FOR 2012

Significant progress has been made in resolving the start-up issues associated with the new beryllium facility, and, as noted previously, it is anticipated that the output of the plant will support demand levels through 2012. In addition, the initial steps in the integration of the EIS acquisition are complete and the previously announced shutdown and relocation of the microelectronic packaging operations is progressing on schedule. The costs associated with these initiatives are expected to be lower in the second half when comparing to the first half.

The global macroeconomic environment has become very unclear and uncertain. Visibility is short. The Company’s order entry had increased by approximately 12% in the first quarter of the year when compared to the fourth quarter of 2011. In the second quarter, order entry did exceed sales by approximately 7%, but after a good start, declined from first quarter levels, especially late in the quarter. Order entry has recently been inconsistent from week to week and the order rate is not as strong entering the second half of 2012 as the Company had previously anticipated.

Thus, while sales and earnings levels in the second half are still expected to be stronger than those of the first half, the Company is revising its earnings outlook for the full-year 2012. The Company now expects the earnings level of the second half to be in the range of $0.82 to $0.92 per share, which would bring the full year to the range of $1.50 to $1.60 per share from the previously announced range of $1.95 to $2.10 per share. This full-year range includes up to $0.27 per share of costs related to the aforementioned initiatives.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “Despite difficult global economic conditions, I am encouraged with our increasing quarter-to-quarter earnings improvement from the fourth quarter of 2011 and our expectation that our second half of 2012 earnings and sales will be stronger than the first half. Important to the ongoing improvement is the progress with the start-up of the new beryllium pebble plant, the successful relocation of the microelectronic packaging operations to Singapore and the success of our new product and cost reduction initiatives. Our confidence in the long-term growth of Materion is evidenced by the initiation of a dividend to our shareholders. Although I remain cautious about the volatility in global economic conditions, I am confident that we are well positioned in fundamentally strong secular growth markets with products that are critical to our customers’ success, positioning us for long-term future growth.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 11:00 a.m. Eastern Time, July 27, 2012. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until August 11, 2012 by dialing (877) 660-6853 or (201) 612-7415; please reference Account Number 286 and Conference ID 396978. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial and commercial aerospace, defense and science, energy, medical, automotive electronics, telecommunications infrastructure and appliance;

•	Changes in product mix and the financial condition of customers;
•	Actual sales, operating rates and margins for 2012;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;

•	Our success in moving the microelectronics packaging operations to Singapore;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak (216) 383-6823 mike.hasychak@materion.com	Patrick S. Carpenter (216) 383-6835 patrick.carpenter@materion.com

http://www.materion.com

Materion Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	June 29,	Dec. 31,
(Thousands)	2012	2011
Assets
Current assets
Cash and cash equivalents	$15,430	$12,255
Accounts receivable	123,042	117,761
Other receivables	729	4,602
Inventories	209,092	187,176
Prepaid expenses	41,042	39,739
Deferred income taxes	9,231	9,368

Total current assets	398,566	370,901
Related-party notes receivable	51	73
Long-term deferred income taxes	12,930	11,627
Property, plant and equipment — cost	770,766	753,326
Less allowances for depreciation,
depletion and amortization	(505,795)	(489,513)

Property, plant and equipment — net	264,971	263,813
Intangible assets	31,783	34,580
Other assets	5,286	7,073
Goodwill	86,527	84,036

Total assets	$800,114	$772,103

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$57,250	$40,944
Accounts payable	31,121	39,385
Other liabilities and accrued items	47,389	56,309
Unearned revenue	1,558	3,033
Total current liabilities	137,318	139,671
Other long-term liabilities	16,555	16,488
Retirement and post-employment benefits	102,207	105,115
Unearned income	63,531	62,540
Long-term income taxes	1,793	1,793
Deferred income taxes	—	51
Long-term debt	58,176	40,463
Shareholders’ equity	420,534	405,982

Total liabilities and shareholders’ equity	$800,114	$772,103

See Notes to Consolidated Financial Statements.

Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
	June 29,	July 1,	June 29,	July 1,
(Thousands, except per share amounts)	2012	2011	2012	2011
Net sales	$325,088	$424,710	$678,718	$799,515
Cost of sales	272,064	362,039	576,276	681,043

Gross margin	53,024	62,671	102,442	118,472
Selling, general and administrative expense	33,453	34,048	66,107	65,691
Research and development expense	3,198	2,714	6,290	5,124
Other – net	3,928	5,064	7,716	8,735

Operating profit	12,445	20,845	22,329	38,922
Interest expense — net	820	613	1,518	1,198

Income before income taxes	11,625	20,232	20,811	37,724
Income tax expense	3,696	6,360	6,764	12,034

Net income	$7,929	$13,872	$14,047	$25,690

Basic earnings per share:
Net income per share of common stock	$0.39	$0.68	$0.69	$1.26

Diluted earnings per share:
Net income per share of common stock	$0.38	$0.67	$0.68	$1.23

Cash dividends per share	$0.075	$0.00	$0.075	$0.00

Weighted-average number of shares of
common stock outstanding
Basic	20,430	20,421	20,400	20,388
Diluted	20,666	20,832	20,687	20,812
See notes to consolidated financial statements.